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                                   EXHIBIT 1
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[Netplex Graphic]                                        Corporate Headquarters:
                                          1800 Robert Fulton Drive, Second Floor
                                                                Reston, VA 20191
                                           Tel: 703-716-4777   Fax: 703-716-1110

                                                            Contact: Peter Russo
                                                         Chief Financial Officer
                                                                    703-716-4777
                                                         prusso@netplexgroup.com

                           For Release 4:00 P.M. ET

                        Netplex Requests Nasdaq Hearing
                           Regarding Listing Status

RESTON, Va. - February 8, 2001 - The Netplex Group, Inc. (Nasdaq: NTPL) announced today that it has submitted a request for a hearing before the Nasdaq Listing Qualifications Panel with the intention of retaining the Company's listing on the Nasdaq Small-Cap Market. Based on the results of this hearing, the Panel will determine whether the Company's stock will continue trading on this market or if it will transition to the Nasdaq Bulletin Board System.

If the Company's stock transitions to the Bulletin Board System, it will continue to trade under its current ticker symbol. The Company's stock also trades on the Boston Stock Market under the symbol "NLX."

About The Netplex Group, Inc.
The Netplex Group, Inc. (Nasdaq: NTPL) (www.netplexgroup.com) creates e-business
                                        --------------------
solutions that combine industry-specific business strategies; interactive digital marketing; user-centric applications and data systems; and secure, high-performance Internet systems infrastructure. Netplex's complete spectrum of "industrial-strength" e-solutions positions customers to confidently take advantage of the new digital economy.
     Netplex and the Netplex logo are trademarks of The Netplex Group, Inc.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management--including, but not limited to, those relating to service offerings, market opportunities, results, performance or expectations--may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, changes in technology and standards, dependencies on key employees, completion of acquisitions, successful integration of acquisitions, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities and Exchange Commission, press releases, and other communications.